Exhibit 10.2
PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN
Effective January 1, 2006
Section 1. Purpose
     The purpose of this Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Incentive Plan is to attract, retain and motivate executive officers and other select senior officers of the Company by providing them with an opportunity to earn long-term incentive compensation based on the performance of the Company. The Plan is designed to promote the interests of the Company and its shareholders by motivating superior performance by key personnel to achieve the Company’s objectives.
Section 2. Definitions
     The following capitalized terms as used herein shall have the following meanings:
     (a) “Average ROE” means the sum of the ROE for each completed Plan Year in a Performance Cycle divided by the number of completed Plan Years in the Performance Cycle, provided that two or more completed fiscal quarters may, in the discretion of the Committee, constitute a completed Plan Year.
     (b) “Award” means a Share Unit Award granted to a Participant under the Plan.
     (c) “Base Salary” means, in the sole discretion of the Committee, (i) a Participant’s annual base salary as in effect at the time determined by the Committee for purposes of an Award hereunder, or (ii) the annual average of the base salary paid to a Participant during a Performance Cycle, in each case, disregarding any deferrals, offsets or withholdings therefrom.
     (d) “Board” means the Board of Directors of Platinum Underwriters Holdings, Ltd., a Bermuda company.
     (e) “Change in Control” shall have the meaning set forth in the Share Incentive Plan, as in effect on the relevant date of determination.
     (f) “Committee” means the Compensation Committee of the Board, or such other committee of the Board that the Board shall designate from time to time to administer the Plan.
     (g) “Common Shares” means the common shares of Platinum Underwriters Holdings, Ltd., a Bermuda company, par value $0.01 per share.
     (h) “Company” means Platinum Underwriters Holdings, Ltd., a Bermuda company, and its subsidiaries.

     (i) “Participant” means an employee of the Company who has been granted an Award under the Plan.
     (j) “Performance Cycle” means any period consisting of three consecutive Plan Years in which performance under the Plan shall be measured, or such other period as the Committee shall determine in its sole discretion.
     (k) “Performance Percentage” means the percentage applicable to the degree of achievement with respect to Average ROE for a Performance Cycle by which the number of Share Units subject to a Participant’s Award for such Performance Cycle shall be multiplied to determine the payout to such Participant in respect of such Award, as determined by the Committee and set forth in a schedule for a given Performance Cycle. The Performance Percentage for a degree of achievement which falls between particular levels of Average ROE set forth in such schedule for a given Performance Cycle shall be determined by straight line interpolation or such other method as the Committee may deem appropriate in its sole discretion.
     (l) “Plan” means this Platinum Underwriters Holdings, Ltd. Amended and Restated Executive Incentive Plan, as it may be amended and restated from time to time.
     (m) “Plan Year” means each calendar year in which the Plan shall be in effect.
     (n) “ROE” means: (i) net income (loss) available to common shareholders for a Plan Year divided by (ii) total shareholders’ equity as of December 31 of the year immediately preceding such Plan Year, as such amounts are shown on the Company’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, less the aggregate par value and additional paid in capital attributable to the Company’s preferred shares issued and outstanding as of such December 31, with such other adjustments as the Committee deems appropriate in its sole discretion in accordance with Section 3(b) hereof.
     (o) “Share Incentive Plan” means the Company’s 2006 Share Incentive Plan, as it may be amended and restated from time to time, or any successor plan thereto.
     (p) “Share Ownership Guidelines” means the share ownership guidelines for executive officers of the Company adopted by the Board, as may be amended by the Board from time to time in its sole discretion.
     (q) “Share Units” means a non-voting unit of measurement based on the Common Shares, which entitles a Participant to receive a payment in cash or Common Shares, as determined by the Committee upon the payment of an Award.
     (r) “Share Unit Award” means an Award pursuant to the terms of the Plan and the Share Incentive Plan entitling a Participant to a payment based on the Fair Market Value (as defined in the Share Incentive Plan) of the Common Shares as of the date of payment of the Award.
     (s) “Threshold Average ROE” means the threshold level for purposes of the Plan of the Average ROE of the Company for all Plan Years in a Performance Cycle, as established by the Committee in its sole discretion, below which no payment in respect of an Award shall be made.
Section 3. Plan Administration
     (a) Committee Members. The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award hereunder.
     (b) Discretionary Authority. Subject to the express limitations of the Plan, the Committee shall have authority in its sole discretion to determine the time or times at which Awards may be granted, the recipients of Awards, the form of payment under an Award and all other terms and conditions of an Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Without limiting the generality of the foregoing, ROE, Average ROE and Threshold Average ROE may be determined by the Committee after adjusting for charges for restructurings, discontinued operations, extraordinary items, capital transactions, other unusual or non-recurring items, the cumulative effects of accounting changes and such other factors as the Committee deems appropriate in its sole discretion. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
     (c) Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards under the Plan, subject to such limitations as the Committee shall determine. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
Section 4. Eligibility and Participation
     The executive officers and other senior officers of the Company who are designated by the Committee in its sole discretion shall be eligible to participate in the Plan for any Performance Cycle. Each such eligible employee who is designated by the Committee to receive an Award for a Performance Cycle shall become a Participant in the Plan with respect to such Performance Cycle. All Participants shall be designated by the Committee on a prospective basis only with respect to Performance Cycles commencing on or after the date of participation.

Section 5. Grant of Awards
     (a) General. Within ninety (90) days following the commencement of a Performance Cycle, the Committee may grant to a Participant under the Plan an Award specifying a number of Share Units subject to the Award. The Committee shall establish on a prospective basis a schedule of Performance Percentages to be applied to a Participant’s Award relative to the Company’s achievement of certain levels of Average ROE, which shall include a Threshold Average ROE. The Committee shall also establish for each Performance Cycle the terms and conditions of Awards under the Plan. The amount payable under an Award shall be determined by multiplying the applicable Performance Percentage based on the degree of achievement of Average ROE for a given Performance Cycle by the number of Share Units subject to a Participant’s Award in respect of such Performance Cycle. Any fractional Share Units resulting from the foregoing calculation shall be rounded upwards to the nearest whole Share Unit.
     (b) Performance Cycles. The Committee is authorized in its sole discretion to determine the length of any Performance Cycle and to establish new Performance Cycles on an annual basis. Performance Cycles may commence each Plan Year and may be overlapping. There shall be no requirement of conformity among different Performance Cycles with respect to their duration, the applicable Threshold Average ROE, the Performance Percentages or the Participants.
Section 6. Payment of Awards
     (a) Form and Timing of Payment. Payment of Awards under the Plan shall be made in cash, Common Shares, or any combination thereof, as determined by the Committee in its sole discretion taking into account the Company’s Share Ownership Guidelines. Subject to the requirements of section 409A of the Internal Revenue Code, Awards shall be paid to Participants at such time or times as the Committee shall determine in its sole discretion following the Committee’s review and approval of the financial results for a completed Performance Cycle.
     (b) Tax Withholding. All payments under the Plan shall be subject to applicable income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payments.
Section 7. Termination of Employment
     (a) General Rule. Subject to the provisions of Section 7(b) hereof, the obligation of the Company to make payment of an Award to a Participant hereunder is conditioned upon the continued employment of the Participant with the Company at the time of payment of an Award hereunder. If the employment of a Participant with the Company is terminated for any reason, at any time prior to the time of payment of an Award hereunder, the Award shall be forfeited and automatically be cancelled without further action of the Company, unless otherwise provided by the Committee.
     (b) Exceptions. The Committee may, in its sole discretion, provide for the payment of an Award in the event a Participant’s employment with the Company is terminated for any reason including, but not limited to, a termination by the Company without cause or as a result of the Participant’s death or disability. Such payment may be made on a pro-rated or accelerated basis as determined by the Committee in its sole discretion. To the extent that a Participant is a party to an employment agreement with the Company containing provisions for the treatment of Awards under the Plan upon a termination of employment, such provisions of the employment agreement shall govern and control for purposes of this Section 7.
Section 8. Change in Control
     In the event of a Change in Control of the Company, each Participant shall, subject to the continued employment of the Participant with the Company at the time of the Change in Control, receive a payment in respect of an outstanding Award on a prorated basis, based on the period of service by the Participant and the performance levels (Average ROE vs. Threshold Average ROE) achieved by the Company for the Performance Cycle as of the end of the fiscal quarter immediately preceding the date of the Change in Control, as determined by the Committee prior to the Change in Control. Any payment made under this Section 8 shall be made as soon as practicable following the occurrence of the Change in Control. To the extent that a Participant is a party to an employment or consulting agreement with the Company containing provisions for the treatment of Awards under the Plan upon a Change in Control, such provisions of the employment or consulting agreement shall govern and control for purposes of this Section 8.
Section 9. General Provisions
     (a) Effective Date. The Plan shall be effective with respect to Plan Years and Performance Cycles beginning on or after January 1, 2006.
     (b) Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding.
     (c) Coordination with Section 162(m) Plan. All Awards granted under the Plan to Participants who shall also be Participants in the Company’s “Section 162(m) Performance Incentive Plan” for a Plan Year or Performance Cycle shall be subject to the terms and conditions of such plan, and in the event of any conflict, the terms of the Section 162(m) Performance Incentive Plan shall govern and control.
     (d) Section 409A Compliance. To the extent applicable, it is intended that the Plan comply with the provisions of section 409A of the Internal Revenue Code, and the Plan shall be construed and applied in a manner consistent with this intent. Any provision that would cause any amount payable under the Plan to be includible in the gross income of a Participant under section 409A(a)(1) of the Internal Revenue Code shall have no force and effect. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and any outstanding Award solely to comply with any new regulations or other guidance from the Internal Revenue Service under section 409A of the Internal Revenue Code without the consent of the Participant.
     (e) No Right to Employment. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, a Participant’s employment at any time.

     (f) No Presumption of Awards. Neither the adoption of the Plan by the Board nor any of the terms of the Plan shall be deemed to create any rights of an employee to the grant of an Award hereunder, nor to obligate the Company to grant any Awards under the Plan for any Plan Year.
     (g) Governing Law. The Plan shall be governed by and construed in accordance with the laws of New York, without regard to choice-of-law rules thereof.
PLATINUM UNDERWRITERS HOLDINGS, LTD.